EMPLOYMENT AGREEMENT

            THIS AGREEMENT by and between Rite Aid Corporation, a Delaware corporation (the "Company"), and Robert G. Miller (the "Executive"), is dated as of the 5th day of December, 1999 (the "Effective Date").


                            W I T N E S S E T H

            WHEREAS, the Company and the Executive have agreed that the employment of the Executive is essential to the successful implementation of the Company's long term business strategy; and

            WHEREAS, the Company wishes to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement;

            NOW, THEREFORE, it is hereby agreed as follows:

            1. TERM. Subject to earlier termination in accordance with the provisions of Section 4, the term of Executive's employment under this Agreement (the "Employment Period") shall commence as of the Effective Date and end on the third anniversary thereof, provided, however, that on each anniversary of the Effective Date (each such date, a "Renewal Date"), an additional year shall be added to the Employment Period, unless notice of non-renewal has been delivered by one party to the other party at least 180 days prior to such Renewal Date.

            2. POSITION AND DUTIES. (a) During the Employment Period, the Executive shall serve as the Chairman (the "Chairman") of the Board of Directors of the Company (the "Board") and as Chief Executive Officer of the Company, with such duties and responsibilities as are customarily assigned to such position, and such other duties and responsibilities appropriate to such office as may from time to time be assigned to him by the Board. Executive shall report solely to the Board and subject to the Board's consent, which consent shall not unreasonably be withheld, shall have the sole right to appoint and terminate the appointment of the Company's executive officers. On the Effective Date, Executive shall be (i) appointed as a member of the Board, to serve as a member of the class of directors with the longest remaining term as of the Effective Date, and
(ii) elected Chairman. Subsequently, during the Employment Period, the Company shall cause the Executive to be included in the slate of persons nominated to serve as directors on the Board upon each expiration of Executive's term as a director of the Company and shall use its best efforts to have the Executive reelected to the Board and as Chairman. In addition, following the Effective Date, the Executive shall be entitled to submit to the Board (or an appropriate Board committee) the names of two individuals (which individuals shall not be employees of the Company and shall have no affiliation with the Executive) for consideration for appointment to the Board. The Board (or such committee) shall, in due course, consider such individuals in good faith. In the event that the Board (or a committee thereof) does not approve either or both of such individuals, the Executive shall be entitled to submit the names of one or more alternative individuals (who shall also not be employees of the Company or have any affiliation with the Executive) for consideration until the Board (or a committee thereof) shall have approved two such individuals for appointment to the Board (each such individual together with each successor thereto who is appointed or elected in accordance with the provisions of this section, being referred to herein as a "New Independent Director"). In addition, during the Employment Period, upon each expiration of the term (or other termination of service) of a New Independent Director as a director of the Company, the Company shall cause such New Independent Director (or any successor nominated in accordance with the provisions hereof) to be included in the slate of persons nominated to serve as directors on the Board and shall use its best efforts to have such New Independent Director (or such successor) elected or reelected to the Board, as applicable. Following termination of the Executive's employment for any reason, the Executive shall immediately resign from the Board and from all other offices and positions he holds with the Company.

            (b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially his full attention and time during business hours to the business and affairs of the Company and shall carry out such responsibilities faithfully and efficiently. Notwithstanding the foregoing, to the extent consistent with the performance of his duties and responsibilities hereunder, the Executive may serve on corporate, industry, civic or charitable boards and committees and shall be permitted to make and manage his personal investments.

            (c) Other than for necessary travel in connection with the performance of his duties hereunder, the Executive shall be based in Portland, Oregon, and shall not at any time be required to relocate his primary residence from the Portland metropolitan area, regardless of the location from time to time of the Company's principal headquarters. The Company shall provide suitable office space, staff and equipment to enable the Executive to discharge his duties from such location.

            3. COMPENSATION. (a) BASE SALARY. During the Employment Period, the Company shall pay Executive an annual base salary ("Annual Base Salary") of not less than $1,250,000. The Annual Base Salary shall be payable in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time (but in no event less frequently than monthly). During the Employment Period, the Annual Base Salary shall be reviewed periodically by the Compensation Committee of the Board (the "Compensation Committee") for possible increase. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Annual Base Salary shall not be reduced after any such increase, and the term "Annual Base Salary" shall thereafter refer to the Annual Base Salary as from time to time so increased.

            (b) INCENTIVE COMPENSATION. To compensate Executive for lost bonus opportunities with his prior employer for 1999, the Company shall pay to the Executive, on or about April 1, 2000, a guaranteed bonus in respect of calendar year 1999 in the amount of $600,000 (the "1999 Guaranteed Bonus"). Commencing with the Company's 2000 fiscal year, the Executive shall participate during the Employment Period in annual cash incentive compensation plans (each, an "Annual Bonus Plan"), as adopted and approved by the Board or the Compensation Committee from time to time, with targets based upon the Company's business plan developed by the Executive and the Board. The Executive's annual target bonus opportunity pursuant to such plans (the "Annual Target Bonus") shall equal at least 100% of the Annual Base Salary in effect for the Executive at the beginning of such fiscal year.

            (c) OTHER BENEFITS. During the Employment Period, except as and to the extent otherwise provided herein, (1) the Executive shall be entitled to participate in all applicable fringe benefit and perquisite programs and savings and retirement plans (including non-qualified supplemental executive retirement plans), practices, policies and programs of the Company on the same basis as all other senior executives of the Company; and (2) the Executive and/or the Executive's eligible dependents, as the case may be, shall be eligible for participation in, and shall receive benefits under, all applicable welfare benefit plans, practices, policies and programs provided by the Company on the same basis and subject to the same terms and conditions, as all other senior executives of the Company. Without limiting the generality of the foregoing, during the Employment Period the Company shall provide Executive with (i) an annual financial and tax planning allowance of $10,000; (ii) a car allowance of $1500 per month; (iii) use of Company-owned aircraft for business and personal travel; (iv) reimbursement for the annual dues at a country club of Executive's choice; and (v) subject to the immediately succeeding sentence, term life insurance covering the Executive's life and long term disability insurance, in each case in a face amount equal to $3,000,000. The Executive agrees to cooperate with the Company in obtaining such life and disability insurance, including submitting to a physical examination if required to do so by the insurance carrier. The beneficiary of each of the aforementioned policies shall be designated by the Executive and if not so designated shall be his estate. The Company shall promptly reimburse Executive for (x) all necessary and reasonable business expenses, including first-class travel and hotel accommodations, incurred by the Executive in connection with the discharge of his duties hereunder, and (y) all reasonable costs and expenses incurred by Executive in the course of meeting with Company directors and officers, performing due diligence and with respect to all other matters undertaken in connection with the Company and/or its business prior to the Effective Date. The Executive shall be entitled to five weeks' vacation per year in accordance with the Company's vacation policy for senior executives. During the Employment Period, the Company shall provide the Executive with a suitable apartment in the vicinity of the Company's principal headquarters in Harrisburg, Pennsylvania. Following any termination of the Executive's employment with the Company, other than (a) a termination for Cause (as hereinafter defined) or (b) a termination by the Executive other than for Good Reason (as hereinafter defined) prior to the first anniversary of the Effective Date, the Company shall make an annual payment to the Executive for his life (and thereafter to his surviving spouse for her life) equal to the cost to the Executive of purchasing medical coverage substantially comparable in all material respects to the coverage provided by the Company to its senior executives (and their spouses and dependents) immediately prior to such termination. Notwithstanding the foregoing, the payment described in the preceding sentence shall not be made to the Executive with respect to any period during which the Company provides such medical coverage to the Executive and his spouse and dependents pursuant to Section 5(a) or 5(b) hereof.

            (d) DEFERRED COMPENSATION; SERVICE CREDIT. As of the Effective Date, the Company shall establish a non-qualified deferred compensation plan (the "New Deferred Compensation Plan") for the benefit of the Executive. As of the first day of each month during the Employment Period, the Company shall credit Executive's account under the New Deferred Compensation Plan with an amount equal to $20,000. The Executive shall be fully vested at all times in his account balance under the New Deferred Compensation Plan. Promptly following the Effective Date, the Company and Executive shall negotiate in good faith and agree upon the specific terms of the New Deferred Compensation Plan, including the applicable investment vehicle and terms and schedule of payments. In addition, as of the Effective Date, the Executive and the Company shall enter into the customary deferred compensation agreement provided to senior executives by the Company and the Executive shall be deemed to have, as of the Effective Date, fifteen years of service with the Company for purposes of such agreement. Such deferred compensation agreement shall provide benefits which are commensurate with Executive's position and consistent with the Company's past practice.

            (e) EQUITY AWARDS. As of the Effective Date, the Company shall grant to the Executive (i) an option (the "Option") to purchase 3,000,000 shares of the Company's common stock, par value $1.00 per share ("Company Stock") and (ii) 600,000 shares of restricted Company Stock (the "Restricted Stock"), on the terms and conditions set forth in that certain Restricted Stock and Stock Option Award Agreement (the "Stock Agreement") attached hereto as Exhibit A and incorporated herein by this reference, subject in each case however to the acceleration and exercise provisions of
Section 5 hereof and all other applicable provisions of this Agreement. In the case of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Stock Agreement, the terms and conditions of this Agreement shall govern.

            (f) INDEMNIFICATION. The Company shall (a) indemnify and hold Executive harmless, to the full extent permitted under applicable law, for, from and against any and all losses, claims, costs, expenses, damages, liabilities or actions (including security holder actions, in respect thereof) (i) related to or arising out of the Executive's employment with and service as a director and an officer of the Company (including with respect to the appointment of officers and other employees) and (ii) related to or arising out of the termination of Executive's employment with his prior employer and any subsidiary or affiliate thereof, including without limitation claims in respect of amounts payable under any applicable agreement upon or otherwise in connection with such termination of employment and Executive's commencement of and continuing employment with the Company and the employment by the Company of any Covered Executive (as hereinafter defined); and (b) pay all reasonable costs, expenses and attorney's fees incurred by Executive in connection with or relating to the defense of any such loss, claim, cost, expense, damage, liability or action. Following any termination of the Executive's employment or service with the Company, the Company shall cause any director and officer liability insurance policies applicable to the Executive prior to such termination to remain in effect for six (6) years following the Termination Date.

            4. TERMINATION OF EMPLOYMENT. (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that Executive has been unable, for six consecutive months, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury. The effective date of any termination of Executive's employment for Disability is referred to herein as the "Disability Effective Date." A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive, unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date. During any period prior to the Disability Effective Date during which Executive is absent from the full-time performance of his duties with the Company due to such physical or mental illness or injury, the Company shall continue to pay Executive his Annual Base Salary and Executive shall be entitled to receive any bonus payable under the terms of the applicable Annual Bonus Plan(s) in the ordinary course pursuant to the terms of such Annual Bonus Plan.

            (b) TERMINATION BY THE COMPANY. The Company may terminate the Executive's employment at any time during the Employment Period for Cause or without Cause. "Cause" shall mean only an act of fraud, embezzlement or misappropriation by the Executive, in any such case intended by the Executive to result in substantial personal enrichment at the expense of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the non-employee members of the Board at a meeting of the Board called and held for such purpose (after reasonable written notice to Executive setting forth in reasonable detail the specific conduct of the Executive upon which the Board relies in reaching its determination and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in the second sentence of this Section 4(b), and Executive shall be entitled to receive all compensation and benefits hereunder pending the delivery of such resolution. The effective date of any termination for Cause shall be the date such resolution is delivered to the Executive.

            (c) GOOD REASON. (i) The Executive may terminate employment for Good Reason or without Good Reason. "Good Reason" shall mean the occurrence of any one of the following:

                  A. any (i) adverse alteration in Executive's titles, positions, status, duties, authorities, reporting relationships or responsibilities with the Company or its subsidiaries from those specified in this Agreement, as the same may be augmented from time to time (it being understood that, if the Company is no longer a public company, the failure of Executive to hold the position and duties under Section 2 with any ultimate corporate or other parent of the Company or any successor shall be deemed to constitute such Good Reason), (ii) assignment to Executive of any duties or responsibilities inconsistent with Executive's status as Chairman and Chief Executive Officer of the Company, (iii) failure of Executive during the Employment Period to be nominated or re-elected to the offices of Chairman and Chief Executive Officer or the removal of Executive from either such office under any circumstances (other than in connection with the termination of Executive's employment hereunder) or (iv) failure of the Company to comply with the provisions of Section 2(a) hereof with respect to New Independent Directors;

                  B. any failure by the Company to comply with any provision of Section 3 of this Agreement;

                  C.    any failure by the Company to comply with
      Section 2(c) of this Agreement;

                  D. any failure by the Company to comply with paragraph (b) of Section 11 of this Agreement;

                  E. delivery by the Company to the Executive of a notice of non-renewal of the Employment Period pursuant to Section 1 hereof; or

                  F. any other material breach of this Agreement by the Company; provided, however, that the Company shall have the right, within ten (10) days after receipt of notice from Executive of the Company's violation of any one of subparagraphs A, B or F, to cure in full the event or circumstances giving rise to such Good Reason, in the event of which cure such event or circumstances shall be deemed not to constitute Good Reason hereunder.

            In addition, any termination of employment by the Executive within the six month period commencing on the date of a Change in Control of the Company (as defined in the Stock Agreement) shall be treated as a termination of employment by the Executive for Good Reason. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies, provided, that Executive's continued employment shall not be deemed to constitute consent to, or a waiver of rights with respect to, any act, omission or other grounds constituting Good Reason hereunder. For clarity, it is understood that the requirement of setting forth such specific conduct and specific provisions(s) is intended (i) to permit the Company to make a reasonable evaluation of Executive's claim of termination for Good Reason and (ii) to permit the Company, where applicable, to cure such conduct, but not to require Executive to specify each act, omission or other grounds constituting Good Reason, there being no intention of the parties that failure to so specify will function as an estoppel with respect to any claim by Executive. A termination of employment by the Executive for Good Reason shall be effective on the latest of (i) the fifth business day following the expiration of the Company's cure period described above, if applicable, (ii) the date specified by Executive in the Notice of Termination for Good Reason or (iii) 45 days following the date the Notice of Termination for Good Reason is delivered to the Company.

            (ii) A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company at least 90 days' written notice of such termination, and shall be effective on the date specified by Executive in such notice, provided, however, that no such notice period shall be required with respect to any such termination as to which such written notice of termination is delivered to the Company following a Change in Control of the Company.

            (d) DATE OF TERMINATION. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, or the date on which the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason becomes effective, as the case may be. On the Date of Termination, the Employment Period shall terminate.

            5. OBLIGATIONS OF THE COMPANY UPON TERMINATION. (a) OTHER THAN FOR CAUSE OR DISABILITY, OR FOR GOOD REASON. If, during the Employment Period, the Company terminates the Executive's employment for any reason other than Cause or Disability, or the Executive terminates his employment for Good Reason;

      (1) the Company shall pay to the Executive, not later than ten (10) days following the Date of Termination, (i) an amount equal to three times the sum of (x) the Executive's then current Annual Base Salary (without giving effect to any reductions thereof) plus (y) the Executive's then current Annual Target Bonus; (ii) (A) any accrued but unpaid amounts of the Executive's Annual Base Salary through the Date of Termination, (B) any bonus under any Annual Bonus Plan accrued but unpaid through the Date of Termination (including without limitation any such bonus payable on a date following the Date of Termination with respect to a fiscal year or other applicable measuring period completed prior to the Date of Termination), (C) any other compensation and benefits accrued (and, where applicable, vested) through the Date of Termination under the terms of the Company's compensation and benefit plans, programs or arrangements (including without limitation vacation benefits and the deferred compensation arrangements referenced in Section 3(d) hereof) as in effect immediately prior to the Date of Termination (or, if in any case providing a greater benefit to Executive, as in effect immediately prior to an event constituting Good Reason) and (D) any amounts of reimbursable business expenses incurred through the Date of Termination (all of the items in this clause (ii) are hereinafter referred to collectively as the "Accrued Benefits"); (iii) an amount equal to the product of (A) the maximum annual bonus that the Executive would have been eligible to earn under the Annual Bonus Plan for the bonus measurement period during which the Date of Termination occurs, and (B) a fraction, the numerator of which is the number of days from the first day of such period through the Date of Termination and the denominator of which is the total number of days in such measurement period, together with a similarly pro rated bonus with respect to any applicable long term incentive plan then in effect; (iv) an amount equal to the sum of the deferred compensation amounts which would otherwise have been credited to the Executive pursuant to the New Deferred Compensation Plan had Executive continued employment with the Company through the end of the then remaining Employment Period (measured as of the Date of Termination without regard to any subsequent renewals thereof), without reduction in any such case to a net or other present value; and (v) if not theretofore paid, the 1999 Guaranteed Bonus;

      (2) medical coverage provided to the Executive immediately prior to the Date of Termination (or, at Executive's sole discretion, medical coverage provided to the Executive immediately prior to the occurrence of any event constituting Good Reason) shall continue to be provided by the Company to the Executive (and, if applicable, his spouse and dependents) for three years following the Date of Termination;

      (3) all of the Executive's then outstanding stock options shall vest and become fully exercisable as of the Date of Termination and (i) the Option shall remain fully vested and exercisable throughout the remainder of its ten-year term and (ii) any other outstanding options to acquire Company securities shall similarly remain exercisable for the remainder of their stated term, without regard to any early termination provisions or other terms and conditions otherwise applicable to such options; and

      (4) all remaining restrictions applicable to the Restricted Stock and any other restricted stock awards shall immediately lapse and any performance goals or other conditions applicable to any other equity incentive awards shall immediately be deemed to have been satisfied in full (with performance goals being deemed to have been satisfied at targeted levels).

            (b) DEATH AND DISABILITY. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period;

       (1) the Company shall pay to the Executive or, in the case of the Executive's death, to the Executive's designated beneficiaries (or, if there is no such beneficiary, to the Executive's estate or legal representative), in a lump sum in cash within ten (10) days after the Date of Termination, the sum of the following amounts: (i) the Accrued Benefits; (ii) an amount equal to the product of (A) the maximum annual bonus that the Executive would have been eligible to earn under the Annual Bonus Plan for the bonus measurement period during which the Date of Termination occurs, and (B) a fraction, the numerator of which is the number of days from the first day of such period through the Date of Termination and the denominator of which is the total number of days in such measurement period, together with a similarly pro rated bonus with respect to any applicable long term incentive plan then in effect; and (iii) if not theretofore paid, the 1999 Guaranteed Bonus;

      (2) medical coverage provided to the Executive immediately prior to the Date of Termination shall continue to be provided by the Company
      (i) in the event of Disability, to the Executive (and, if applicable, his spouse and dependents) or (ii) in the event of Executive's death, to his surviving spouse (and, if applicable, his dependents), for three years following the Date of Termination;

      (3) all of the Executive's then outstanding stock options shall vest and become fully exercisable as of the Date of Termination and (i) the Option shall remain fully vested and exercisable throughout the remainder of its ten-year term and (ii) any other outstanding options to acquire Company securities shall similarly remain exercisable for the remainder of their stated term, without regard to any early termination provisions or other terms and conditions otherwise applicable to such options; and

      (4) all remaining restrictions applicable to the Restricted Stock and any other restricted stock awards shall immediately lapse and any performance goals or other conditions applicable to any other equity incentive awards shall immediately be deemed to have been satisfied in full (with performance goals being deemed to have been satisfied at targeted levels).

            (c) BY THE COMPANY FOR CAUSE. If the Executive's employment is terminated by the Company for Cause during the Employment Period, (1) the Company shall pay to the Executive the Accrued Benefits within ten (10) days after the Date of Termination; (2) any portion of the Option or any other then outstanding stock option that has not been exercised prior to the Date of Termination shall immediately terminate; and (3) any portion of the Restricted Stock or any other restricted stock or other equity incentive awards as to which the restrictions have not lapsed or as to which any other conditions shall not have been satisfied prior to the Date of Termination shall be forfeited as of the Date of Termination.

            (d) BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. If the Executive's employment is terminated by Executive (other than for Good Reason) during the Employment Period;

       (1) the Company shall pay to the Executive the Accrued Benefits, within ten (10) days after the Date of Termination;

      (2) any portion of the Option or any other then outstanding stock option that has not vested and become exercisable prior to the Date of Termination shall immediately terminate and any portion of the Option or any other then outstanding stock option that has vested and become exercisable prior to the Date of Termination shall remain vested and exercisable for a period of ninety (90) days following the Date of Termination, at the end of which period such portion of the option shall terminate, provided, however, that if the Date of Termination shall be on or after the third anniversary of the Effective Date, the entire Option shall remain vested and exercisable throughout the remainder of its ten-year term; and

      (3) the restrictions on the Restricted Stock shall continue to lapse in accordance with the terms of the Stock Agreement as if Executive's employment with the Company had continued uninterrupted until such restrictions had lapsed in full; provided, however, that in the event Executive's employment is terminated by Executive (other than for Good Reason) prior to the first anniversary of the Effective Date any portion of the Restricted Stock as to which the restrictions have not lapsed pursuant to the terms of the Stock Agreement prior to the Date of Termination shall be forfeited as of the Date of Termination.

            (e) (i) In the event that any payment or benefit received or to be received by the Executive pursuant to the terms of this agreement or of any other plan, arrangement or agreement of the Company (or any affiliate) (collectively, the "Payments") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), as determined as provided below, the Company shall pay to the Executive, at the time specified in Section 5(e)(ii) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of the Excise Tax on Payments and any federal, state and local income and employment or other tax and the Excise Tax upon the Gross-Up Payment, and any interest, penalties or additions to tax payable by the Executive with respect thereto, shall be equal to the total Payments. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (1) the total amount of the Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the event giving rise to the Payment, the Company's independent auditor (the "Auditor"), a Payment (in whole or in part) does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of "excess parachute payments" within the meaning of section 280G(b)(1) of the Code (after applying clause (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to the individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

            (ii) The Gross-Up Payments provided for in Section 5(e)(i) hereof shall be made upon the earlier of (i) ten days following the Date of Termination or (ii) the imposition upon the Executive or payment by the Executive of any Excise Tax.

            (iii) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that the Excise Tax is less than the amount taken into account under Section 5(e)(i) hereof, the Executive shall repay to the Company within thirty (30) days of the Executive's receipt of notice of such final determination the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by the Executive if and to the extent that such repayment results in a reduction in Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for the purpose of federal, state and local income taxes) plus any interest received by the Executive on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that the Excise Tax exceeds the amount taken into account hereunder (including without limitation by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment pursuant to Section 5(e)(i) in respect of such excess within thirty (30) days of the Company's receipt of notice of such final determination or opinion. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Payments.

            (iv) In the event of any change in, or further interpretation of, sections 280G or 4999 of the Code and the regulations promulgated thereunder, the Executive shall be entitled, by written notice to the Company, to request an opinion of Tax Counsel regarding the application of such change to any of the foregoing, and the Company shall use its best efforts to cause such opinion to be rendered as promptly as practicable. All fees and expenses of the Auditor and Tax Counsel incurred in connection with this Agreement shall be borne by the Company.

            6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies.

            7. FULL SETTLEMENT. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others whether in respect of claims made under this Agreement or otherwise. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts, benefits and other compensation payable or otherwise provided to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, regardless of whether the Executive obtains other employment. In no event shall any amounts, benefits or other compensation payable or otherwise provided to Executive hereunder be reduced in respect of, or the Company's obligations to Executive hereunder be affected by, or any other form of "clawback" provision apply to, the payment to Executive at any time of any amounts, benefits or other compensation in respect of his employment with any prior employer.

            8. CONFIDENTIAL INFORMATION; COMPETITION; SOLICITATION. During the Employment Period and for a period of three years following the applicable Date of Termination, the Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive's violation of this Section 8) ("Confidential Information") and the Executive shall not communicate, divulge or disseminate Confidential Information at any time during such period to anyone other than the Company, appropriate Company personnel and those other persons designated by the Company, except (i) with the prior written consent of the Company, (ii) as otherwise required by law or legal process,
(iii) on behalf of the Company in the furtherance of its business or in the course of performing Executive's duties to the Company or (iv) in the course of any adversarial proceeding against the Company. During the Employment Period (and if during the Employment Period (A) the Executive terminates his employment with the Company without Good Reason or (B) the Executive is terminated by the Company for Cause, then for one year after the Date of Termination), (i) the Executive shall not, without the written consent of the Board, directly or indirectly, knowingly engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any Competitor of the Company, (ii) the Executive shall not, without the written consent of the Board, directly or indirectly solicit or recruit any person (other than persons employed in a clerical or other nonprofessional position) who is then employed by the Company or who was employed by the Company or any of its subsidiaries or affiliates at any time during the six-month period preceding the Date of Termination for the purpose of being employed by the Executive, by any entity or person on whose behalf the Executive is acting as an agent, representative or employee or by any Competitor of the Company and (iii) the Executive shall not, without the written consent of the Board, directly or indirectly, solicit, entice, persuade or induce any person or entity doing business with the Company and its subsidiaries and affiliates, to terminate such relationship or to refrain from extending or renewing the same. For purposes of this Section 8, the term "Competitor of the Company" shall mean any entity a majority of whose business involves the ownership and operation of retail drug stores, provided, however, that such term shall not include any entity a majority of whose business involves the business of the retail sale or wholesale distribution of food and related products (including, without limitation, health and beauty care and general merchandise products and all other products sold to the supermarket industry), regardless of whether such entity sells certain products of a type found in retail drug stores and regardless of whether one or more divisions or subsidiaries of such entity, standing alone, would otherwise be a Competitor of the Company. Nothing herein, however, shall prohibit the Executive from acquiring or holding not more than five percent of any class of publicly traded securities of any such business; provided that such securities entitle the Executive to no more than five percent of the total outstanding votes entitled to be cast by security holders of such business in matters on which such security holders are entitled to vote. In the event of a breach or any threatened breach of the Section 8, Executive agrees that, in addition to any other remedy available to the Company at law or in equity, the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any breach or prevent any threatened breach. Executive further acknowledges that damages would be inadequate and insufficient to compensate the Company for any breach of this Section 8.

            9. GROUP TERMINATION BY SENIOR EXECUTIVES. As a material inducement to the Company's willingness to enter into this Agreement and the Stock Agreement, the Executive agrees that he will not deliver to the Company a notice of termination pursuant to Section 5(c)(ii) hereof within thirty days of the delivery of a similar notice by any of the persons listed on Exhibit B hereto (individually each a "Covered Executive" and collectively, the "Covered Executives") pursuant to the terms of such Covered Executive's employment agreement with the Company; provided, however, that the preceding clause shall be void and of no force and effect from and after the occurrence of a Change in Control of the Company.

            10. DISPUTE RESOLUTION; ATTORNEYS' FEES. All disputes arising under or related to the employment of the Executive by the Company or the provisions of this agreement shall be settled by arbitration under the rules of the American Arbitration Association then in effect, such arbitration to be held in Portland, Oregon, as the sole and exclusive remedy of either party and judgment on any arbitration award may be entered in any court of competent jurisdiction. The Company agrees to reimburse all reasonable legal fees and other expenses incurred by the Executive in any such dispute if the Executive prevails as to one or more of the material issues in the dispute. Promptly following the Effective Date, the Company shall reimburse the Executive for legal fees and expenses incurred by the Executive in negotiating and entering into this Agreement and the New Deferred Compensation Agreement (and incidental matters contemplated hereby) up to a maximum of $37,500.

            The Company shall also promptly reimburse the Executive for legal fees, costs and expenses incurred in any dispute, arbitration or other litigation relating to or arising out of the termination of Executive's employment with his prior employer and any subsidiary or affiliate thereof, including without limitation claims in respect of amounts payable under any applicable agreement upon or otherwise in connection with such termination of employment and Executive's commencement of and continuing employment with the Company (including with respect to the appointment of officers and other employees) and the employment by the Company of any Covered Executive.

            11. SUCCESSORS. (a) No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments, benefits or other compensation hereunder, which (without the prior written consent of the Company) may be transferred only by will or the laws of descent and distribution or as otherwise provided in the Stock Agreement. Upon Executive's death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any payment, benefit or other compensation payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary or beneficiaries, estate or other legal representative(s).

            (b) No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the "Company" shall mean both the Company as defined above and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 11(b) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

            12. COMPANY REPRESENTATION. The Company represents and warrants to the Executive that (i) it has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder in full, (ii) the execution and delivery of this Agreement by the Company and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate action and
(iii) no other corporate proceedings on the part of the Company (including on the part of the shareholders of the Company) are necessary to authorize this Agreement or perform such obligations. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

            13. MISCELLANEOUS. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier addressed as follows:

                            If to the Executive:

                              Robert G. Miller
                          0305 SW Montgomery #F508
                             Portland, OR 47201

                             If to the Company:

                            Rite Aid Corporation
                               30 Hunter Lane
                       Camp Hill, Pennsylvania 17011
                         Attention: General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 13. Notices and communications shall be effective when actually received by the addressee.

            (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

            (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

            (e) The Executive's or the Company's failure to insist upon strict compliance with any provisions of, or to assert, any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of
Section 4 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

            (f) Except as provided in the Stock Agreement, the rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Except as provided in the Stock Agreement, any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

            (g) This Agreement (together with the exhibits hereto) sets forth the entire agreement of the parties hereto in respect of the subject matter construed herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written by any party or any officer or other representative of such party in respect of such subject matter.

            (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

            (i) This Agreement shall survive the termination of the Employment Period and the termination of Executive's employment hereunder under any circumstances to the extent necessary to give effect to its provisions.


            IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to due authorization, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


                                    RITE AID CORPORATION



                                    -----------------------------------------
                                    By:      Leonard Green
                                    Title:  Chairman of the Board


                                    -----------------------------------------
                                    Robert G. Miller